EXHIBIT 99.IND PUB ACCT

Change in Independent Public Accountant

On February 6, 2025, the Trust, by action of the Audit Committee of the Board, approved Ernst & Young LLP (“EY”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the fiscal year ending March 31, 2025. Previously, Grant Thornton LLP (“GT”) served as the independent registered public accounting firm to the Fund. GT ceased to provide audit services to the Fund on February 3, 2025.

GT’s report on the financial statements for the Fund for the fiscal periods ended March 31, 2024 and March 31, 2023 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal periods and the interim period of April 1, 2024 through February 6, 2025 (the “Interim Period”) there were no (i) disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such periods, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Fund delivered a copy of this disclosure to GT and has requested that GT furnish it a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of that letter, dated June 9, 2025, is filed as Exhibit 99.1 to this Form N-CSR.

During the fiscal periods ended March 31, 2024 and March 31, 2023 and the Interim Period, neither the Fund nor anyone on behalf of the Fund had consulted EY on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

GT.COM Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. June 9, 2025 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Infinity Core Alternative Fund File No. 811-22923 Dear Sir or Madam: We have read Exhibit 19(a)(5) of Form N-CSR of Infinity Core Alternative Fund dated June 9, 2025, and agree with the statements concerning our Firm contained therein. Very truly yours, GRANT THORNTON LLP 500 N. Akard, Suite 1200 Dallas, TX, 75201 D +1 214 561 2300 F +1 214 561 2370